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                                                                    EXHIBIT 99.2

     INTERMET CORPORATION
     5445 Corporate Drive
     Troy, MI 48098-2683
     Tel: 248-952-2500
     Fax: 248-952-2501

[INTERMET CORPORATION LOGO]

                                                 NEWS RELEASE

                                                 For IMMEDIATE Release
                                                 Investor Inquiries: Bytha Mills
                                                 Media Inquiries: Mike Kelly
                                                 INTERMET Corporation
                                                 248-952-2500


INTERMET SIGNS COMMITMENT FOR DEBTOR-IN-POSSESSION FINANCING

RECEIVES COURT APPROVAL OF "FIRST-DAY" MOTIONS IN CHAPTER 11 FILING

TROY, Michigan, October 4, 2004 -- INTERMET Corporation (Nasdaq: INMT) today announced that it has obtained a commitment for a twelve-month secured debtor-in-possession (DIP) revolving credit facility of up to $60 million in principal amount from one of its pre-petition lenders. The DIP facility, which will provide INTERMET with $20 million of availability upon Bankruptcy Court approval, is subject to execution of definitive loan documentation and various other conditions, including the placement of a lien on substantially all of INTERMET's assets having priority over the liens of the company's pre-petition lenders. The company expects to apply for Bankruptcy Court approval this week. The remaining $40 million of availability under the DIP facility is subject to various additional conditions and limitations, including the lender's satisfaction with its due diligence investigation, approval by the lender of a budget prepared by INTERMET and final approval by the Bankruptcy Court. INTERMET will be subject to customary financial and other covenants under the terms of the DIP facility.

On October 1, 2004, the company obtained the Bankruptcy Court's approval of several "first-day" motions. The first-day motions were filed by INTERMET and its domestic subsidiaries in the U.S. Bankruptcy Court for the Eastern District of Michigan, as part of its petition for relief under Chapter 11 of the U.S. Bankruptcy Code filed on September 29, 2004, as previously announced. Specifically, the Bankruptcy Court entered an order approving the company's continued use of cash collateral pending either a further hearing to authorize additional use of cash collateral, if necessary, on October 15, 2004, or the availability of its DIP financing. The company believes that access to its cash collateral should be adequate for the conduct of business without drawing upon the DIP facility at least through mid-October. The Bankruptcy Court also entered an order permitting the company to pay pre-petition employee wages, salaries and benefits during its restructuring under Chapter 11. The company expects the Bankruptcy Court to consider certain other of its first-day motions on Friday, October 8, 2004.


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INTERMET Corporation
October 4, 2004
Page 2

The bankruptcy cases of INTERMET and its domestic subsidiaries are being jointly administered and have been assigned to the Honorable Marci McIvor. The case number of the main case, which should be referred to for all docket entries in the cases, is 04-67597.

Gary F. Ruff, Chairman and CEO of INTERMET, said, "We are pleased that we have been able to quickly secure a DIP-financing commitment and approval of our first-day motions so that we can move forward with our restructuring efforts. We are particularly encouraged to have received a commitment for up to $60 million, which is $10 million more than we initially anticipated receiving. The orders entered by the Bankruptcy Court, coupled with our anticipated DIP financing, will provide us with needed liquidity as we design and implement our restructuring plan."

About INTERMET

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. The company has approximately 6,000 employees worldwide. More information is available on the Internet at www.intermet.com.

Cautionary Statement

     This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words and phrases "expects," "believes," "should be," "anticipated" and similar expressions, identify forward-looking statements. These statements are not guarantees of future performance but instead involve various risks and uncertainties. INTERMET's actual results may differ materially from those suggested by its forward-looking statements due to factors such as: the economic cost, management distraction and lost business opportunities associated with bankruptcy proceedings; INTERMET's ability to consummate its anticipated DIP financing; the high cost of scrap steel and the possibility that scrap steel costs will remain at high levels or continue to increase, which would have further negative effects on INTERMET's profitability, cash flow, liquidity and ability to borrow; fluctuations in the cost of other raw materials, including the cost of energy, aluminum, zinc, magnesium and alloys, and INTERMET's ability, if any, to pass those costs on to its customers; pricing practices of INTERMET's customers, including changes in their payment terms resulting from the discontinuation of early payment programs and continuing demands for price concessions as a condition to retaining current business or obtaining new business, and the negative effect that price concessions have on profit margins; changes in procurement practices and policies of INTERMET's customers for automotive components, including the risk of the loss of major customers or the loss of current or prospective vehicle programs as a result of INTERMET's financial condition and prospects (or otherwise); possible inability to close unprofitable plants or to transfer work from one plant to another because of the related costs or customer requirements; general economic conditions, including any downturn in the markets in which INTERMET operates; fluctuations in automobile and light and heavy truck production, which directly affect demand for INTERMET's products; deterioration in the market share of any of INTERMET's major customers; fluctuations in foreign currency exchange rates; work stoppages or other labor disputes that could disrupt production at INTERMET's facilities or those of its customers; continuing changes in environmental regulations to which INTERMET is subject, and the costs INTERMET will incur in meeting more stringent regulations; factors or presently unknown circumstances that may result in impairment of INTERMET's assets, including further write-downs of its goodwill; and other risks as detailed from time to time in INTERMET's periodic SEC reports.


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